Exhibit 23.1

March 26, 2015

Consent of Independent Auditor

We hereby consent to the inclusion in this Annual Report on Form 40-F for the year ended December 31, 2014 of Advantage Oil & Gas Ltd. of our report dated March 25, 2015, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appears in this Annual Report.

We also consent to reference to PricewaterhouseCoopers LLP under the heading “Interests of Experts,” which appears in the Annual Information Form included in this Annual Report on Form 40-F, which is incorporated by reference in such Registration Statement.

Chartered Accountants

PricewaterhouseCoopers LLP, Chartered Accountants

111 5 Avenue SW, Suite 3100, Calgary, Alberta, Canada T2P 5L3

T: +1 403 509 7500, F: +1 403 781 1825, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.